EXHIBIT 99.1

PRESS RELEASE

For further information contact:                      FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

Bar Harbor Bankshares Declares Quarterly Cash Dividend

Bar Harbor, Maine (April 20, 2010) – Bar Harbor Bankshares (NYSE Amex: BHB), today announced that its Board of Directors declared a regular quarterly cash dividend of 26.0 cents per share of common stock. The quarterly cash dividend is payable to all shareholders of record as of the close of business May 18, 2010 and will be paid on June 15, 2010.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

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